CONSENT AND AMENDMENT AGREEMENT

This Consent and Amendment Agreement (this “Agreement”) shall be effective as of the Effective Date (as defined below), by and among Genta Incorporated, a Delaware corporation (the “Company”), and the undersigned parties whose names are set forth on Exhibit A attached hereto (each a “Holder” and collectively the “Holders”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the April 2009 Consent Agreement.

Whereas, in order to facilitate the consummation of one or more financing transactions, which may include private placements or public offerings, under which the Company desires to raise an aggregate in all such transactions of up to $10,000,000 through the sale of securities consisting of (i) up to $7,000,000 in principal amount of Senior Unsecured Convertible Notes (the “July 2009 Notes”), (ii) up to $3,000,000 of common stock of the Company (the “Common Stock”) and (iii) related warrants (the “Financing”), on substantially the terms described in that certain term sheet attached hereto as Exhibit B (the “Term Sheet”), the parties desire to enter into this Agreement; and

Whereas, the undersigned Holders represent at least two-thirds of the currently outstanding principal amount of the 2008 Notes currently held by the Purchasers (as defined in the 2008 Purchase Agreement), at least two-thirds of the currently outstanding principal amount of the April 2009 Notes currently held by the Purchasers (as defined in the April 2009 Purchase Agreement) and at least two-thirds of the currently outstanding and unexercised Purchase Rights (as defined in the April 2009 Consent Agreement) and the currently outstanding principal amount of New Notes (as defined in the April 2009 Consent Agreement) issued upon exercise of the Purchase Rights (together, as one class), which constitutes the required threshold necessary to amend or waive any provision of the 2008 Purchase Agreement, the April 2009 Purchase Agreement, the April 2009 Notes and the April 2009 Consent Agreement (the “Requisite Holders”).

Now, Therefore, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions.

(a)           “April 2009 Consent Agreement” means that certain Consent Agreement dated as of April 2, 2009, among the Company and the Purchasers listed on Exhibit A thereto, as amended.

(b)           “April 2009 Notes” means the Company’s Senior Secured Convertible Promissory Notes Due April 2, 2012.

(c)           “April 2009 Purchase Agreement” means that certain Securities Purchase Agreement dated April 2, 2009, by and among the Company and the Purchasers listed on Exhibit A thereto.

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(d)           “Expiration Date” shall mean the date the Company consummates a public offering and issues registered July 2009 Notes and registered shares of Common Stock pursuant to the S-1 registration statement (File No. 333-153278) in an aggregate amount of $7,000,000.

(e)           “Notes” means the 2008 Notes and the April 2009 Notes and those certain notes issued in lieu of interest to be paid under the Notes (“PIK Notes”).

(f)           “Security Agreement” means that certain Amended and Restated Security Agreement dated as of April 2, 2009, by and between the Company and Tang Capital Partners, L.P., as Agent, including the corresponding Amended and Restated Intellectual Property Security Agreement of even date therewith.

(g)           “Trading Day” shall have the meaning set forth in the Notes.

(h)           “2008 Notes” means the Company’s Senior Secured Convertible Promissory Notes Due June 9, 2010.

(i)           “2008 Purchase Agreement” means that certain Securities Purchase Agreement dated June 5, 2008, by and among the Company and the Purchasers listed on Exhibit A thereto.

(j)           “4.999% Ownership Limitation” means that for purpose of the conversion of Notes and July 2009 Notes under this Agreement, no Holder shall be required to convert any portion of the Notes or July 2009 Notes if the number of shares of Common Stock to be issued pursuant to such issuance or conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time and all shares of Common Stock that the Holder is then the beneficial owner of (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder), the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.999% of the then issued and outstanding shares of Common Stock.

2.           Consent to Financing.  The undersigned Holders, constituting the Holders of at least two-thirds of the currently outstanding and unexercised Purchase Rights and the currently outstanding principal amount of New Notes (as defined in the April 2009 Consent Agreement referring to additional April 2009 Notes that may be issued) issued upon exercise of the Purchase Rights (together, as one class), hereby irrevocably consent, for all purposes and in all respects, including for the purpose of Section 6(a) of the April 2009 Consent Agreement, to the Financing.  The Company hereby agrees that prior to the consummation of the Second Closing of the Financing, without first obtaining the consent of at least two-thirds of the currently outstanding and unexercised Purchase Rights and the currently outstanding principal amount of New Notes issued upon exercise of the Purchase Rights (together, as one class), the Company shall not enter or agree to any debt or equity financing or any other capital raising transaction or transactions with any person, other than the Financing.

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3.           Waiver of Participation Rights.  The Requisite Holders, hereby prospectively and retrospectively waive all rights to receive notice of and participate in the sale and issuance of up to $2,100,000 in principal amount of July 2009 Notes and $900,000 of Common Stock at the First Closing (as defined in the Term Sheet) of the Financing in a private placement on July 6, 2009, contained in Section 6(b) of the April 2009 Consent Agreement and Section 3.15(a) of the April 2009 Purchase Agreement, as applicable, and so long as each Holder of the Purchase Rights has the opportunity to participate in the Second Closing of the Financing (as contemplated by Exhibit B), then the Requisite Holders hereby prospectively and retrospectively waive all rights to receive notice of the Second Closing.  Upon the earlier of the Second Closing (as defined in the Term Sheet) and the Expiration Date, the rights set forth in Section 6(b) of the April 2009 Consent Agreement and Section 3.15(a) of the April 2009 Purchase Agreement shall terminate.

4.           Covenants of the Holders.  Each Holder of a 2008 Note, and each Holder of an April 2009 Note, hereby agrees that such Holder will convert all 2008 Notes held by such Holder and all 2009 Notes held by such Holder into shares of Common Stock, including any PIK Notes, and any 2008 Notes or 2009 Notes issuable upon exercise of any Purchase Options, Purchase Rights and any other right to acquire 2008 Notes or 2009 Notes on or before the fifth Trading Day following the receipt by such Holder of the written request of the Company (the “Conversion Notice”) in the event that on the date that the Conversion Notice is sent by the Company, the Daily VWAP has exceeded $0.01 (for the avoidance of doubt, this price has not been adjusted for the stock split of the Company’s Common Stock announced in June 2009, and shall be appropriately adjusted for such stock split as well as any other stock splits, stock dividends, reorganizations, recapitalizations, stock combinations and the like) for each of the ten (10) consecutive prior Trading Days ending on the Trading Day immediately prior to such date; provided that the Equity Conditions (as defined in the April 2009 Notes) shall have been satisfied and the Common Stock shall have been Tradable (as defined in the Notes) on each Trading Day during the period beginning on the first day of such ten (10) day period and ending on the date of the delivery of such shares of Common Stock pursuant to such conversion.

5.           Conversion of Outstanding Notes.

(a)           Each Holder agrees to convert the outstanding principal amount of all Notes and July 2009 Notes purchased in the Financing, subject to the 4.999% Ownership Limitation, two business days prior to the record date (the “Initial Conversion Date”) set for the Company’s annual meeting, and agrees to deliver on such date a Notice of Conversion, which notice of conversion shall be irrevocable and shall constitute their irrevocable instruction to convert, on the date that is 2 business days prior to the record date set for the Company’s annual meeting, the entire outstanding principal amount of their Notes and July 2009 Notes, subject to the 4.999% Ownership Limitation.

(b)           To the extent any of the principal amount of any Notes or July 2009 Notes remains outstanding following the Initial Conversion Date, each Holder further agrees to convert any additional outstanding principal amount of such Notes and July 2009 Notes, subject to 4.999% Ownership Limitations, on the date that is one business day prior to the record date (the “Second Conversion Date”) set for the Company’s annual meeting.  To effect such conversion, each Holder agrees to deliver, one business day prior to the record date, a Notice of Conversion, which notice of conversion shall be irrevocable, shall be effective as of the Second Conversion Date and shall constitute each such Holder’s irrevocable instruction to convert, on the Second Conversion Date, the entire outstanding principal amount of their Notes and July 2009 Notes, subject to the 4.999% Ownership Limitation; and

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(c)           Each Holder agrees not to sell, assign or transfer any shares of Common Stock then held by such Holder, including, without limitation, any of the shares of Common Stock received upon conversion of their Notes and July 2009 Notes in accordance with Sections 5(a) and (b) above, or any interest therein, during the period beginning on the Initial Conversion Date and ending the date that is two business days following the record date.

6.           Outstanding Notes and Purchase Rights.  Each undersigned Holder represents and warrants that as of the Effective Date, such Holder holds the Notes and Purchase Rights in the principal amounts set forth on such Holder’s signature page hereto.

7.           Amendment to April 2009 Consent Agreement.  Section 6(a) of the  of the April 2009 Consent Agreement is hereby deleted in its entirety and replaced with the following

“(a) Negative Covenants.  Before December 1, 2009, without the prior written consent of the Holders of at least two-thirds of the then outstanding and unexercised Purchase Rights and the then outstanding principle amount of New Notes issued upon exercise of the Purchase Rights (together, as one class):

(i)           No Liens.  Other than Permitted Liens the Company shall not, and shall not permit its Subsidiaries to, enter into, create, incur, assume or suffer to exist any Liens on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except that nothing in this provision shall restrict the sublicensing for consideration or any other license of intellectual property and related assets for the purpose of entering into development or commercial partnerships of the Company’s pharmaceutical assets.

(ii)          Compliance with this Agreement. The Company shall not, and shall not permit any Subsidiary to, fail to comply with its and their obligations under this Agreement.

(iii)          Compliance with Law. The Company shall not, and shall not permit any Subsidiary to, fail to comply with law and duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its and their business or to its and their properties or assets.

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(iv)           Transactions with Affiliates. The Company shall not, and shall not permit its Subsidiaries to, engage in any transactions with any officer, director, employee or any Affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of the Company as fair in all respects to the Company, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) as otherwise contemplated by this Agreement.

(v)           Payment of Taxes, Etc. The Company shall not, and shall not permit any Subsidiary to, fail to promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(vi)           Corporate Existence. The Company shall not, and shall not permit any Subsidiary to, fail to maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

(vii)           Investment Company Act. The Company shall not conduct its businesses in a manner so that it will become subject to the Investment Company Act of 1940, as amended.

(viii)           Charter Documents. The Company shall not modify, alter, repeal or amend the charter documents of the Company or any Subsidiary of the Company.”

8.           Note Seniority and Release of Liens.  The Holders hereby agree that the security interests securing their obligations under the Notes will become unsecured; provided, that,  at all times, the principal amount then outstanding under the Notes, retain their seniority in time and right of payment over all other material indebtedness for borrowed money of the Company, with such release of security interest to be effective  as of December 1, 2009.  The Company and the Agent shall cooperate with each other , and use their commercially reasonable efforts to  provide  the Holders with subordination agreements or other evidence of subordination in respect of such other indebtedness then existing reasonably satisfactory to Tang Capital Partners, L.P., as Agent (as defined in the Security Agreement).   In furtherance of the foregoing,  each such Holder shall take, or cause Tang Capital Partners, L.P., as Agent, to take, any and all actions necessary to release such security interests.

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9.           Acknowledgement.

(a)           For the purpose of clarification, the parties hereby confirm that notwithstanding Section 3.5(c) of the 2008 Notes the Conversion Price (as defined in the 2008 Notes) adjustment set forth in Section 3.5(a)(vi) of the 2008 Notes resulting from the First Closing of the Financing shall cause the Conversion Price of the 2008 Notes to be adjusted such that, for each $1,000 in principal amount of the 2008 Notes, the holder thereof shall be issued 500,000 shares, (for the avoidance of doubt, this price has not been adjusted for the stock split of the Company’s Common Stock announced in June 2009, and shall be appropriately adjusted for such stock split as well as any other stock splits, stock dividends, reorganizations, recapitalizations, stock combinations and the like) subject to future adjustment as set forth in the 2008 Notes.

(b)           For the purpose of clarification, the parties hereby confirm that notwithstanding Section 3.5(c) of the April 2009 Notes the Conversion Price (as defined in the April 2009 Notes) adjustment set forth in Section 3.5(a)(vi) of the April 2009 Notes resulting from the First Closing of the Financing shall cause the Conversion Price of the April 2009 Notes to be adjusted such that, for each $1,000 in principal amount of the April 2009 Notes, the holder thereof shall be issued 500,000 shares, (for the avoidance of doubt, this price has not been adjusted for the stock split of the Company’s Common Stock announced in June 2009, and shall be appropriately adjusted for such stock split as well as any other stock splits, stock dividends, reorganizations, recapitalizations, stock combinations and the like) subject to future adjustment as set forth in the April 2009 Notes.

(c)           For purposes of clarification, at all times after the Effective Date, the amount of consideration received for Additional Shares of Common Stock, as determined in accordance with Section 3.5(a)(vi) of the 2008 Notes and April 2009 Notes, respectively, shall not include the value of any additional securities or other rights received in connection with such issuance of Additional Shares of Common Stock (ie. warrants, rights of first refusal or other similar rights).

10.         Specific Performance; Consent to Jurisdiction; Venue.

(a)           The Company and the Holders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

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(b)           The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York. The Company and each Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10(b) shall affect or limit any right to serve process in any other manner permitted by law. The Company and the Holders hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the this Agreement or the other Transaction Documents, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party. The parties hereby waive all rights to a trial by jury.

11.         Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor any Holder make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Holders of at least two-thirds of the then outstanding and unexercised Purchase Rights and the then outstanding principal amount of New Notes issued upon exercise of the Purchase Rights (together, as one class).  The Holders acknowledge that any amendment or waiver effected in accordance with this section shall be binding upon each Holder (and their permitted assigns) and the Company, including, without limitation, an amendment or waiver that has an adverse effect on any or all Holders.

12.         Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company or its Subsidiaries:	Genta Incorporated 200 Connell Drive Berkeley Heights, NJ 07922
Attention: Raymond P. Warrell, Jr., M.D.
Telephone No.: (908) 286-9800
Telecopy No.: (908) 286-3966

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with copies to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540
Attention: Emilio Ragosa
Telephone No.: (609) 919-6633
Telecopy No.: (609) 919-6701

If to any Holder:	At the address of such Holder set forth on Exhibit A to this Agreement, with copies to Holder’s counsel as set forth on Exhibit A or as specified in writing by such Holder, with a copy to:

With a copy to:	Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Ethan Christensen
Telephone No.: (858) 550-6076
Telecopy No.: (858) 550-6420

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

13.           Waivers. No waiver by a party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

14.           Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

15.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Holders may assign the rights under this Agreement without the consent of the Company.

16.           No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

17.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

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18.           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

19.           Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Holders without the consent of the Holders, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Holders consent to being identified in any filings the Company makes with the SEC to the extent required by law or the rules and regulations of the SEC.

20.           Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

21.           Further Assurances. From and after the date of this Agreement, upon the request of the Holders or the Company, the Company and each Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

22.           Effectiveness of this Agreement.  This Agreement shall be contingent on and effective only as of and concurrently with the First Closing (as defined in the Term Sheet); if the First Closing does not occur on or before 6:00 pm EDT on Tuesday July 7, 2009, this Agreement shall automatically terminate and be of no further force and effect and the rights of the parties shall revert to those rights held by such parties prior to the effectiveness of this Agreement, as if this Agreement had never been executed.  The date and time of the consummation of the First Closing shall be referred to herein as the “Effective Date.”

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In Witness Whereof, the parties have caused this Consent Agreement to be executed as of the Effective Date.

GENTA INCORPORATED

By:
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chairman and Chief Executive Officer

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[HOLDER SIGNATURE PAGES TO CONSENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Consent Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: __________________________________________________________________________

Signature of Authorized Signatory of Holder: ____________________________________________________

Name of Authorized Signatory: ______________________________________________________________________

Title of Authorized Signatory: _______________________________________________________________________

Email Address of Holder:__________________________________________________________________

Fax Number of Holder: __________________________________________________________________

Principal Amount of Purchase Rights Currently Held:

Principal Amount of 2008 Notes Currently Held:

Principal Amount of April 2009 Notes Currently Held:

Address for Notice of Holder:

Address for Delivery of Securities for Holder (if not same as address for notice):

[SIGNATURE PAGES CONTINUE]

Exhibit A
Holders

Exhibit B
Term Sheet